As filed with the Securities and Exchange Commission on March 1, 2022

Registration No. 333-259142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	7370	98-1546280
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

167 N. Green Street, 9th Floor

Chicago, IL 60607

(800) 621-8070

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin Kane

Chief Legal Officer

167 N. Green Street, 9th Floor

Chicago, IL 60607

(800) 621-8070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross M. Leff, P.C.

Aaron M. Schleicher

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒

This post-effective registration statement amends registration statement number 333-259142.

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

ADDITION OF EXHIBIT

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-259142) is being filed to include as an exhibit Deloitte & Touche LLP’s consent to the use of its report dated March 1, 2022, with respect to the consolidated financial statements of CCC Intelligent Solutions Holdings Inc. and its subsidiaries (the “Company”) included in the Prospectus Supplement No. 4 dated March 1, 2022 filed pursuant to Rule 424(b)(3).

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this registration statement or incorporated by reference herein:

Exhibit No.	Description

2.1†	Business Combination Agreement, dated as of February 2, 2021, by and among Dragoneer Growth Opportunities Corp., Chariot Opportunity Merger Sub, Inc., and Cypress Holdings, Inc. (included as Annex A to the Proxy Statement/Prospectus).

2.2	Amendment No. 1 to the Business Combination Agreement, dated as of April 22, 2021, by and among Dragoneer Growth Opportunities Corp., Chariot Opportunity Merger Sub, Inc., and Cypress Holdings, Inc. (included as Annex AA to the proxy statement/prospectus).

2.3	Amendment No. 2 to the Business Combination Agreement, dated July 6, 2021, by and among Dragoneer Growth Opportunities Corp., Chariot Opportunity Merger Sub, Inc., and Cypress Holdings, Inc. (included as Annex AAA to the Proxy Statement/Prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Dragoneer (incorporated by reference to Annex B to the Proxy Statement/Prospectus).

3.2	Certificate of Incorporation of CCC Intelligent Solutions Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on August 5, 2020)

3.3	Bylaws of CCC Intelligent Solutions Holdings Inc. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by the Registrant on August 5, 2020)

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and Dragoneer Growth Opportunities Corp., dated August 13, 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on August 19, 2020).

4.5	Certificate of Corporate Domestication of Dragoneer (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by the Registrant on August 5, 2020).

5.1**	Opinion of Kirkland & Ellis LLP.

10.1	Form of Subscription Agreement (incorporated by reference to Annex E to the Proxy Statement/Prospectus).

10.2	Form of CCC Shareholder Transaction Support Agreement (incorporated by reference to Annex F to the Proxy Statement/Prospectus).

10.3	Shareholder Rights Agreement (incorporated by reference to Annex I to the Proxy Statement/Prospectus).

10.4	Form of New CCC 2021 Equity Incentive Plan (incorporated by reference to Annex J to the Proxy Statement/Prospectus).

10.7	Forward Purchase Agreement, dated as of July 24, 2020, by and between Dragoneer and Willett Advisors LLC (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

10.8	Forward Purchase Agreement, dated as of August 12, 2020, by and between Dragoneer Growth Opportunities Corp. and Dragoneer Funding LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on August 19, 2020).

Exhibit No.	Description

10.9	Promissory Note, dated January 19, 2021, issued by Dragoneer Growth Opportunities Corp. to Dragoneer Growth Opportunities Holdings (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on January 22, 2021).

10.10	First Amendment to the First Lien Credit Agreement, dated as of April 27, 2017, by and among CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings III, Inc.), as borrower, Cypress Intermediate Holdings II, Inc., as Holdings, Jefferies Finance LLC, as administrative agent, and the lenders and other parties from time to time party thereto (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed by the Registrant on March 29, 2021).

10.11	Form of New CCC 2021 Employee Stock Purchase Plan (incorporated by reference to Annex K to the Proxy Statement/Prospectus).

10.12†	Employment Agreement, dated April 27, 2017, by and between CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings II, Inc.) and Githesh Ramamurthy (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 filed by the Registrant on March 29, 2021).

10.13	Employment Agreement, dated April 27, 2017, by and between CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings III, Inc.) and Barrett J. Callaghan (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed by the Registrant on March 29, 2021).

10.15	Employment Agreement, dated January 8, 2020, by and between CCC Information Services Inc. and Brian Herb (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed by the Registrant on March 29, 2021).

10.16	Form of Indemnification Agreement (incorporated by reference to incorporated by reference to Exhibit 10.16 to CCC’s Current Report on Form 8-K, filed with the Commission on August 5, 2021).

16.1	Letter of WithumSmith+Brown, PC, dated August 12, 2021 (incorporated by reference to Exhibit 16.1 to CCC’s Current Report on Form 8-K/A, filed with the Commission on August 12, 2021).

21.1**	List of Subsidiaries of New CCC.

23.1**	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Dragoneer.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for CCC.

23.3**	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

24.1**	Power of Attorney (see the signature page to this Registration Statement on Form S-1).

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.
**	Previously filed.
+	Indicates a management or compensatory plan.
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 1, 2022.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

By:	/s/ Brian Herb
Name:	Brian Herb
Title:	Executive Vice President, Chief Financial Officer and Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Githesh Ramamurthy	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 1, 2022

/s/ Brian Herb Brian Herb	Executive Vice President, Chief Financial and Administrative Officer (Principal Financial Officer)	March 1, 2022

* Rodney Christo	Chief Accounting Officer (Principal Accounting Officer)	March 1, 2022

* Steven G. Puccinelli	Director	March 1, 2022

* William Ingram	Director	March 1, 2022

* David Yuan	Director	March 1, 2022
* Eileen Schloss	Director	March 1, 2022

* Teri Williams	Director	March 1, 2022

* Christopher Egan	Director	March 1, 2022

* Eric Wei	Director	March 1, 2022

* Lauren Young	Director	March 1, 2022

*/s/ Brian Herb
Brian Herb
Attorney-in-Fact

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